                                                                            COMPUTATION OF RATIO OF                     EXHIBIT 12
                                                                           EARNINGS TO FIXED CHARGES
                                                                                   UNAUDITED

                                                                         Fiscal Year Ended September 30
                                                     -----------------------------------------------------------------

                                                              2000       1999       1998       1997       1996
                                                     -----------------------------------------------------------------

EARNINGS:
Income Before Interest Charges and Minority Interest
     in Foreign Subsidiaries (2)                            $226,696   $202,512   $118,085   $169,783   $159,599
Allowance for Borrowed Funds Used in Construction                424        303        110        346        205
Federal Income Tax                                            22,143     44,583     43,626     57,807     55,148
State Income Tax                                              13,067      6,215      6,635      7,067      7,266
Deferred Inc. Taxes - Net (3)                                 41,858     14,030    (26,237)     3,800      3,907
Investment Tax Credit - Net                                   (1,051)      (729)      (663)      (665)      (665)
Rentals (1)                                                    4,561      4,281      4,672      5,328      5,640
                                                     -----------------------------------------------------------------

                                                            $307,698   $271,195    146,228    243,466   $231,100
                                                     =================================================================

FIXED CHARGES:

Interest & Amortization of Premium and
   Discount of Funded Debt                                   $67,195    $65,402    $53,154    $42,131    $40,872
Interest on Commercial Paper and
   Short-Term Notes Payable                                   23,840     17,319     13,605      8,808      7,872
Other Interest (2)                                             7,495      2,835     16,919      4,502      6,389
Rentals (1)                                                    4,561      4,281      4,672      5,328      5,640
                                                     -----------------------------------------------------------------

                                                            $103,091    $89,837    $88,350    $60,769    $60,773
                                                     =================================================================

RATIO OF EARNINGS TO FIXED CHARGES                              2.98       3.02       1.66       4.01       3.80


Notes:

   (1) Rentals shown above represent the portion of all rentals (other than delay rentals) deemed representative of the interest factor.
   (2) The fiscal year ended September 30, 2000 and fiscal 1999, 1998, 1997 and 1996 reflect the reclassification of $1,979, $1,927, $1,839, $1,716 and $1716, respectively, representing the loss on reacquired debt amortized during each period, from Other Interest Charges to Operation Expense.
   (3) Deferred Income Taxes - Net for fiscal 1998 excludes the cumulative effect of change in accounting.